FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC.
CONTACT: Cormac Glynn, CEOcast, Inc.
Phone: 212 732 4300

Home Solutions of America Provides 2005 Financial Guidance

Company Expects Minimum 2005 Revenue Growth of at Least 75% and EBITDA Increase of Approximately 80% Resulting in Diluted EPS of $0.14 - $0.18

Dallas, Texas, April 5, 2005 - (PRNewswire) - Home Solutions of America, Inc. (AMEX: HOM), a niche provider of specialty residential services, announced today financial guidance for its fiscal year ending December 31, 2005. The Company, which completed the acquisition of Cornerstone Building and Remodeling, Inc. last week, expects to generate record full-year revenue of $55 to $60 million, EBITDA of $8.5 to $9.5 million and record net income of $0.14 to $0.18 per fully diluted share. For the full-year ended December 31, 2004, the Company generated revenue of $31.1 million, EBITDA of $4.9 million and net income of $0.10 per fully diluted share.

"The acquisition of Cornerstone creates a powerful company which combines Home Solutions' strong regional customer base with Cornerstone's national customer base, including Home Depot and Lowe's," said Frank Fradella, Chairman and Chief Executive Officer of Home Solutions. "As can be seen from our financial expectations, we believe the integration of the two companies can achieve significant scale, resulting in strong organic top-line growth and enhanced operating efficiencies, leading to per share net income growth that could be as much as 80% when compared to 2004.  While we feel that there are other attractive acquisition candidates available, we believe that we can grow our existing business by at least 20% this year, and that the cross-selling opportunities will be substantial with Cornerstone's customer base. The entire management team and our employees are excited by the opportunities ahead."

The Company will hold a conference call today at 4:15 p.m. Eastern Daylight time to discuss its 2005 guidance. Interested participants should call (888) 554-9234 and reference Conference ID 5307002. There will be a 30-day playback available as well. To listen to the playback, please call (800) 642-1687. Please use conference ID 5307002 for the replay. The replay will be available beginning at 5:00 pm the day of the call and will be accessible through May 5, 2005. The Company will also webcast the call. Investors may access the webcast by going to the Company's website http://www.homcorp.com/. The webcast will be available until April 30th.

Home Solutions is a niche provider of specialty residential services including Restoration and Specialty Interior Services. The Company has operations in the California, Texas, Florida, Alabama, Georgia and South Carolina markets through its four subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California and Florida, and Fiber Seal Systems is a national franchise of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

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